                                                               EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                  Quarter Ended June 29, 1997 and June 30, 1996

(Thousands of Dollars and Shares Except Per Share Data)



                                           1997                1996(a)
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings                        $ 12,981    12,981     5,986     5,986
Interest and amortization on 6%
 convertible notes, net of taxes (b)       -         -         -         -
                                     -------   -------   -------   -------
Net earnings applicable to
 common shares                      $ 12,981    12,981     5,986     5,986
                                     =======   =======   =======   =======
Weighted average number of shares
 outstanding:(c)
  Outstanding at beginning of
   period                            128,463   128,463   130,602   130,602
  Actual exercise of stock
   options and warrants                  102       102       113       113
  Assumed exercise of stock
   options and warrants                2,129     2,707     1,970     1,971
  Actual conversion of 6%
   convertible notes                       2         2         1         1
  Assumed conversion of 6%
   convertible notes (b)                   -         -         -         -
  Purchase of common stock              (720)     (720)     (106)     (106)
                                     -------   -------   -------   -------
  Total                              129,976   130,554   132,580   132,581
                                     =======   =======   =======   =======

Per common share:
  Net earnings                      $    .10       .10       .05       .05
                                     =======   =======   =======   =======

(a) Adjusted to reflect the three-for-two stock split paid March 21, 1997.
(b) The effect of these notes is antidilutive and as such is not included.
(c) Computation to arrive at the average number is a weighted average computation.